                                  Exhibit 11.1

                 CARRINGTON LABORATORIES, INC., AND SUBSIDIARIES
                 COMPUTATION OF NET INCOME PER COMMON AND COMMON
                                EQUIVALENT SHARE

                                               November 30,                           December 31,
                                       --------------------------            ----------------------------
                                           1993           1994                   1994            1995
                                       -----------    -----------            -----------    -------------
Net Income                             $   804,632    $ 1,421,238            $   (70,069)   $  (1,628,267)
Preferred stock dividend requirement      (111,674)      (125,113)                  --           (140,127)
                                       -----------    -----------            -----------    -------------

Income for computing income per
     common share from operations      $   692,938    $ 1,296,125            $   (70,069)   $  (1,768,394)
                                       ===========    ===========            ===========    =============

Average common and common equivalent
     shares outstanding                  7,323,521      7,340,982              7,344,390        7,932,675
                                       ===========    ===========            ===========    =============

Net income per common and common
     equivalent share                  $       .09    $       .18            $      (.01)   $        (.22)
                                       ===========    ===========            ===========    =============


(1)  Common stock equivalents have been excluded since the effect of net income
     (loss) per share of their inclusion would be either antidilutive or represent a dilution of less than 3%.